EXHIBIT 99.6

EXECUTION VERSION

Dated 31 March 2021

Share Sale and Purchase Agreement

between

Deutsche Bank Trust Company Americas

as Seller

and

Wanda Sports & Media (Hong Kong) Holding Co. Limited

as Buyer

This Agreement is made on 31 March 2021

Between:

(1)	Deutsche Bank Trust Company Americas, a New York chartered insured depository institution and whose registered office is at 60 Wall Street, New York, NY 10005, United States of America (the “Seller”); and
(2)	Wanda Sports & Media (Hong Kong) Holding Co. Limited, a company incorporated in Hong Kong with registered number 2252412 and whose registered office is at Room 1903, 19/F, Lee Garden One, 33 Hysan Avenue, Causeway Bay, Hong Kong (the “Buyer”)

(each a “Party” and collectively, the “Parties”).

Whereas:

(A)	The Seller is the depositary under the American depositary receipt (“ADR”) facility of the Company, a subsidiary of the Buyer, pursuant to a deposit agreement dated 26 July 2019 between the Seller and the Company (the “Deposit Agreement”).
(B)	On 23 December 2020, the Company sent to the Seller a notice of termination of the Deposit Agreement pursuant to Section 6.2 of the Deposit Agreement, which became effective on 29 January 2021.
(C)	The Seller has agreed to sell, and the Buyer has agreed to purchase, the Sale Shares pursuant to this Agreement, following the completion of an offer to purchase dated 23 December 2020 made by the Buyer to purchase all of the issued and outstanding class A ordinary shares of the Company, including all class A ordinary shares of the Company represented by American depositary shares.
(D)	The sale of the Sale Shares is being made under Section 6.2 of the Deposit Agreement and this Agreement sets out the terms and conditions of the sale and purchase of the Sale Shares.

It is agreed:

1.	Interpretation
1.1	In this Agreement:

“ADR” has the meaning given in Recital (A);

“Business Day” means a day (other than a Saturday or Sunday or public holiday, or in the case of Hong Kong, a day on which a tropical cyclone warning no.8 or above or a black rainstorm warning signal is hoisted in Hong Kong at any time between 9.00 a.m. and 5.00 p.m.) when commercial banks are open for ordinary banking business in England, Hong Kong and New York;

“Company” means Wanda Sports Group Company Limited;

“Completion” means the completion of the sale and purchase of the Sale Shares under this Agreement;

“Consideration” has the meaning given in Clause 2.3;

“Deposit Agreement” has the meaning given in Recital (A);

“HKIAC” has the meaning given in Clause 7.2;

“HKIAC Rules” has the meaning given in Clause 7.2;

2

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Hong Kong Stamp Office” means the stamp office of the Inland Revenue Department of Hong Kong; and

“Sale Shares” means the 903,690 class A ordinary shares of the Company represented by American depositary shares.

1.2	Any reference to “writing” or “written” means any method of reproducing words in a legible and non-transitory form (excluding, for the avoidance of doubt, email).
1.3	References to “include” or “including” are to be construed without limitation.
1.4	References to a “company” include any company, corporation or other body corporate wherever and however incorporated or established.
1.5	References to a “person” include any individual, company, partnership, joint venture, firm, association, trust, governmental or regulatory authority or other body or entity (whether or not having separate legal personality).
1.6	The table of contents and headings are inserted for convenience only and do not affect the construction of this Agreement.
1.7	Unless the context otherwise requires, words in the singular include the plural and vice versa and a reference to any gender includes all other genders.
1.8	References to Clauses and Schedules are to clauses and schedules to, this Agreement. The Schedules form part of this Agreement.
1.9	References to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any subordinate legislation made under the relevant statute or statutory provision.
1.10	References to any English legal term shall, in respect of any jurisdiction other than Hong Kong, be construed as references to the term or concept which most nearly approximates to it in that jurisdiction.
1.11	All payments required in accordance with this Agreement will be made in US$.
1.12	This Agreement will be binding on and be for the benefit of the successors of the Parties.
2.	Sale and Purchase
2.1	The Seller shall sell and the Buyer shall purchase the Sale Shares with all rights attaching to them at Completion, and shall transfer legal and beneficial title to the Sale Shares to the Buyer free from all encumbrances, on the terms of this Agreement.
2.2	Neither the Seller, nor the Buyer, shall be obliged to complete the sale and purchase of any of the Sale Shares unless the sale and purchase of all the Sale Shares is completed simultaneously.
2.3	The consideration for the sale and purchase of the Sale Shares shall be the payment by the Buyer to the Seller at Completion of the sum of One Million Five Hundred Thirty-Six Thousand Two Hundred Seventy-Three US Dollars (US$1,536,273)(the “Consideration”).

3

3.	Completion
3.1	Completion shall take place on April 14, 2021 or on such other date as is agreed in writing by the Parties.
3.2	At Completion, the Seller shall undertake those actions listed in Part 1 of Schedule 1 (Completion Arrangements) and the Buyer shall undertake those actions listed in Part 2 of Schedule 1 (Completion Arrangements).
3.3	All stamp duty payable in connection with the sale and transfer of the Sale Shares shall be borne equally by the Seller and the Buyer. The Parties acknowledge that Hong Kong ad valorem stamp duty payable in connection with the transfer of the Sale Shares shall be calculated by reference to the higher of the Consideration and the market value of the Sale Shares. The Parties agree that, at Completion, if such stamp duty has not been adjudged by the Hong Kong Stamp Office, the Buyer shall withhold an amount equal to US$1,536, being 50% of the Parties’ estimate of the Hong Kong ad valorem stamp duty payable in connection with the transfer of the Sale Shares (such estimate, the “Estimated Stamp Duty”).
3.4	As soon as reasonably practicable after the date hereof, the Buyer shall submit to the Hong Kong Stamp Office all documents required to complete the adjudication for the payment of stamp duty in Hong Kong relating to the transfer of the Sale Shares and pay the relevant amount of Hong Kong ad valorem stamp duty adjudged by the Hong Kong Stamp Office in relation to the transfer of the Sale Shares to the Hong Kong Stamp Office within any prescribed period. If the amount of Hong Kong ad valorem stamp duty adjudged by the Hong Kong Stamp Office to be payable in relation to the transfer of the Sale Shares is (a) greater than the Estimated Stamp Duty, the Seller shall, within three Business Days after the adjudication, pay 50% of the difference to the Buyer by telegraphic transfer to the Buyer’s designated bank account (as notified by the Buyer to the Seller within three Business Days after the adjudication) in immediately available cleared funds, or (b) less than the Estimated Stamp Duty, the Buyer shall, within three Business Days after the adjudication, pay 50% of the difference to the Seller by telegraphic transfer to the Seller’s designated bank account (as notified by the Seller to the Buyer within three Business Days after the adjudication) in immediately available cleared funds.
3.5	The Buyer undertakes to irrevocably and unconditionally indemnify and hold the Seller harmless from and against all any losses, liabilities, taxes, costs, claims, judgments, proceedings, actions, demands and any charges or expenses of any kind whatsoever (including, but not limited to, reasonable fees and expenses of counsel together with, in each case, value added tax and any similar tax charged or otherwise imposed in respect thereof) suffered or incurred by the Seller arising out of or in connection with a breach by the Buyer of its obligations under Clause 3.4, including but not limited to any penalties arising out of any delay in submission of any documents to the Stamp Office in Hong Kong.
4.	Warranties
4.1	Each Party warrants to the other Party that the following statements are true and accurate as at the date of this Agreement and as of Completion:
(a)	it has been duly incorporated and is validly existing under the laws of its place of incorporation and has full power to carry on its business as it is carried on at the date of this Agreement;
(b)	it is not insolvent or unable to pay its debts under the insolvency laws of the jurisdiction of its incorporation nor has it stopped paying debts as they fall due. No order has been made, petition presented or resolution passed for its winding up. No administrator, receiver, manager or equivalent officer has been appointed by any

4

person in respect of it or any of its assets, no steps have been taken to initiate any such appointment and no voluntary arrangement or analogous arrangement has been proposed in respect of it;
(c)	it has full power and authority to enter into and perform this Agreement to which it is a party and all other documents to be executed and delivered by it at Completion, each of which is valid and legally binding and constitutes (when executed) valid and legally binding obligations on it in accordance with the terms therein; and
(d)	its execution, delivery and performance of this Agreement will not constitute a breach by it of any laws or regulations in any relevant jurisdiction or result in a breach of or constitute a default or otherwise be prohibited under (i) any provision of its articles of association or (ii) any order, judgment, decree or decision of any court or governmental authority in any jurisdiction.
4.2	The Seller warrants, as at the date of this Agreement and as of Completion, that it is the sole legal owner of the Sale Shares and that the Sale Shares are free from all encumbrances and there is no agreement or commitment to give or create any encumbrance over the Sale Shares (other than pursuant to this Agreement).
5.	General Provisions
5.1	Save for any notification that the Seller may send to holders of ADRs from time to time, no announcement shall be made by or on behalf of either Party relating to the terms of this Agreement without the prior written approval of the other Party, such approval not to be unreasonably withheld or delayed, provided that a Party may make an announcement relating to this Agreement if (and only to the extent) required by the law of any relevant jurisdiction or any securities exchange, regulatory or governmental body provided that prior written notice of any announcement required to be made is given to the other Party in which case such Party shall take all steps as may be reasonable in the circumstances to agree the contents of such announcement with the other Party prior to making such announcement.
5.2	Each of the Seller and the Buyer will from time to time and at its own cost do, execute and deliver or procure to be done, executed and delivered all such documents, perform all such acts and things as either Party may reasonably require in order to give full effect to this Agreement and its respective rights, powers and remedies under this Agreement.
5.3	This Agreement and any other documents referred to in this Agreement, constitutes the whole agreement between the Parties and supersedes any previous arrangements or agreements between them relating to the sale and purchase of the Sale Shares.
5.4	A Party’s only right or remedy in respect of any provision of this Agreement shall be for breach of this Agreement, and no party shall have any right or remedy in respect of misrepresentation (whether negligent or innocent and whether made prior to and/or in this Agreement) and each Party waives all and any rights or remedies in respect of misrepresentation which it may have in relation to any matter to the fullest extent permitted by law.
5.5	If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, it shall be deemed to be severed from this Agreement and the Parties will use all reasonable endeavours to replace such provision with one having an effect as close as possible to the deficient provision. The remaining provisions will remain in full force in that jurisdiction and all provisions will continue in full force in any other jurisdiction.
5.6	No variation of this Agreement shall be effective unless in writing and signed by or on behalf of the Parties, and no waiver of any right under this Agreement shall be effective unless in

5

writing. Unless expressly stated otherwise a waiver shall be effective only in the circumstances for which it is given.

5.7	No delay or omission by any Party in exercising any right or remedy provided by law or under this Agreement shall constitute a waiver of such right or remedy.
5.8	This Agreement is made for the benefit of the Parties and is not intended to benefit any other person. A person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Ordinance (Cap 623) to enforce any term of, or enjoy any benefit under, this Agreement.
5.9	Except as provided otherwise, each Party shall pay its own costs and expenses in connection with the negotiation, preparation and performance of this Agreement and any other documents referred to in this Agreement, provided that the Buyer shall reimburse the Seller for the legal fees incurred by the Seller in connection with the negotiation and preparation of this Agreement and advising on the transactions contemplated under this Agreement, up to a maximum of US$25,000, after the Seller delivers reasonable evidence of such fees to the Buyer.
5.10	This Agreement may be executed in counterparts and shall be effective when each Party has executed and delivered a counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument.
6.	Notices
6.1	Any notice or other communication to be given under or in connection with this Agreement (“Notice”) shall be in the English language in writing and signed by or on behalf of the Party giving it. A Notice may be delivered personally or sent by fax, pre-paid recorded delivery, international courier or email to the address, fax number or e-mail address (as applicable) provided in Clause 6.3, and marked for the attention of the person specified in that Clause.
6.2	A Notice shall be deemed to have been received:
(a)	at the time of delivery if delivered personally;
(b)	at the time of transmission if sent by fax or email;
(c)	two (2) Business Days after the time and date of posting if sent by pre-paid recorded delivery; or
(d)	three (3) Business Days after the time and date of posting if sent by international courier,

provided that if deemed receipt of any Notice occurs after 6:00 p.m. or is not on a Business Day, deemed receipt of the Notice shall be 9:00 a.m. on the next Business Day. References to time in this Clause 6.2 are to local time in the country of the addressee.

6.3	The addresses, fax numbers and email addresses for service of Notice are:
Seller:

Name:	Deutsche Bank Trust Company Americas
Address:	60 Wall Street, New York, New York 10005, USA
For the attention of:	Robert Martello
Fax number:	+ 1 212 797 0327
Email Address:	robert.martello@db.com

6

Buyer:

Name:	Wanda Sports & Media (Hong Kong) Holding Co. Limited
Address:	Room 1903, 19/F, Lee Garden One, 33 Hysan Avenue, Causeway Bay
For the attention of:	Ms. Peng Xin
Fax number:	+86 10 85587082
Email Address:	pengxin18@wanda.cn

6.4	Each Party shall notify the other Party of any change to its details in Clause 6.3 in accordance with the provisions of this Clause 6, provided that such notification shall only be effective on the later of the date specified in the notification and five (5) Business Days after deemed receipt.
7.	Governing Law and Settlement of Disputes
7.1	This Agreement, and any non-contractual obligations arising out of or in connection with this Agreement, is governed by and will be construed in accordance with the laws of Hong Kong.
7.2	Each of the Parties irrevocably agrees that the courts of Hong Kong are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and that accordingly any proceedings arising out of or in connection with this Agreement shall be brought in such courts.

This Agreement has been entered into by the Parties on the date first above written.

7

Schedule 1

Completion Arrangements

Part 1     Seller’s Obligations

On or prior to Completion, the Seller shall deliver to the Buyer:

1.	a duly executed (a) counterpart of the instrument of transfer and (b) sold note, in each case in the form set forth in Schedule 2 (Instrument of Transfer and Bought and Sold Notes); and
2.	the share certificates for the Sale Shares.

Part 2     Buyer’s Obligations

At Completion, the Buyer shall:

1.	transfer an amount equal to (a) the Consideration minus (b) 50% of the Estimated Stamp Duty, to the Seller’s designated bank account (as notified by the Seller to the Buyer in writing prior to Completion) by telegraphic transfer in immediately available cleared funds; and
2.	deliver to the Seller a duly executed (a) counterpart of the instrument of transfer and (b) bought note, in each case in the form set forth in Schedule 2 (Instrument of Transfer and Bought and Sold Notes).

8

Schedule 2

Instrument of Transfer and Bought and Sold Notes

9

SELLER Signed for and on behalf of Deutsche Bank Trust Company Americas	}	/s/ Michael Curran Vice President /s/ Michael Fitzpatrick Vice President

BUYER Signed for and on behalf of Wanda Sports & Media (Hong Kong) Holding Co. Limited	}	/s/ Zhang Lin Director